CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]
CONSULTING SERVICES AGREEMENT
THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into this 5th day of July, 2022, but effective as of July 1, 2022 (the “Effective Date”), by and between XTI Aircraft Company (“XTI” or the “Company”) and Waymaker Capital, LLC a Delaware limited liability company (“Consultant”). XTI and Consultant may sometimes be referred to herein as the “Parties” and individually as a “Party.” The Parties agree as follows:
1.SERVICES:
(a)General Services. Consultant shall cause Scott Pomeroy, a member and manager, to provide all Services. Consultant shall serve the Company as its Chief Financial Officer. Consultant’s duties and responsibilities are described on Exhibit A (such services collectively referred to herein as the “Services”).
(b)Independent Contractor. Consultant shall at all times during the Term be an independent contractor, and as such be solely responsible for determining the exact means, method and manner in which the Services are to be performed. Consultant shall not in any way be considered an agent, employee, joint venture or partner of the Company, nor shall Consultant represent, act for, undertake any liabilities or commit to any contract on behalf of the Company as an agent or otherwise. Nothing in this Agreement is intended to create a relationship, express or implied, of employer- employee between the Company and Consultant.
(c)No Benefits or Worker’s Compensation. Consultant shall not be eligible for any of the Company’s employment rights or benefits, including but not limited to health insurance benefits, retirement plan benefits, vacation pay or sick pay. No workers’ compensation or unemployment compensation insurance has been or will be obtained by the Company for Consultant.
2.COMPENSATION: In consideration for all Services rendered during the Term of this Agreement, the Company shall pay Consultant the following consideration.
(a)Cash compensation will be based on an estimated twelve (12) to fifteen (15) hours per week or fifty-two (52) to sixty-five (65) hours per month at a billing rate of $300 per hour (a twenty percent (20%) discount from the Consultant’s current billing rate). The cash compensation will initially be set at $17,500.00 per month to be paid as follows:

(i)$10,500.00 (60% of the fixed monthly amount) paid monthly in two installments ($5,250.00 each payment) on the 1st and 15th of each month in arrears. The first payment being due on the 15th of July.
(ii)$7,000.00 (40% of the fixed monthly amount) will be deferred each month (“Deferred Payments”) in accordance with the “XTI Aircraft Company – Employee Retention Bonus and Cost Reduction Plan” dated July 1, 2022 (the “Plan”). With such deferral being re-paid at the time that sufficient capital funding has been received pursuant to the Plan
(b)Consultant will also be awarded stock options (“Options”) or restricted shares (“Restricted Shares”) granting Consultant the right to purchase Common Stock of the Company at a per share purchase price or option exercise price (as the case may be) equal to the Company 409(A) valuation ($1.75 per share). The number of Options or Restricted Shares granted shall be equal to the quotient obtained by dividing ten percent (10%) of the total cash compensation paid or earned (including any cash performance bonus) during the Term of this Contract by $1.75. By way of illustration, if Consultant’s cash compensation equals $263,000, the number of Options or Restricted Shares to be granted would be 15,029 ($26,300/$1.75). The Consultant will determine whether the award will be in the form of Options or Restricted Shares at the time of the grant. Any such grant will be subject to the Company’s Option or Restricted Share Plan.
(c)In addition, the Company shall pay the Consultant a cash performance bonus of two hundred thousand US dollars ($200,000.00) based upon Consultant’s successful delivery of the Services as set forth on Exhibit A and the Company’s successful completion of the Offering. The bonus shall have been earned and be payable, less any Deferred Payments paid or payable, at the conclusion of the Term based on the determination of the Company’s Board of Directors.
(d)From time to time, Consultant may introduce the Company to potential investors and financing sources. During the Term, the Company shall not knowingly attempt to independently secure (without Consultant’s knowledge) any Investment from any potential investor who is introduced to the Company by Consultant or whose identity is provided to the Company by Consultant as a prospective Investor. In determining the Cash Fee, any amounts received by the Company from such an Investor will not include any amounts for the later exercise or conversion of any warrants issued in connection with such investment. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Cash Fee shall be negotiated and mutually agreed upon and that such compensation is not a transaction-based form of compensation.
3.TAXES. Consultant is solely responsible for paying all applicable income, payroll and employment taxes which are required by the jurisdiction in which he resides or works.

4.TERM: This Agreement is effective between the Parties as of the Effective Date, and shall continue until December 31, 2022 (the “Term”). Thereafter, either Party shall have the right to terminate this Agreement upon 30 days prior written notice.
5.CONFIDENTIAL INFORMATION AND NON-COMPETE:
(a)Confidential Information. Consultant shall only use the Confidential Information (i) for the benefit of the Company, (ii) during the Term of this Agreement and (iii) as expressly permitted herein. Consultant shall disclose Confidential Information only to employees and representatives of Consultant as is reasonably required in connection with the performance of Consultant’s duties hereunder.
(b)Definition. “Confidential Information” means all oral or written communication or data information disclosed by the Company, including, but not limited to any information relating to the Company’s business affairs, including trade secrets, inventions, samples, formulae, source and object code, concepts, ideas, know-how, processes, techniques, other works of authorship, technology, features, improvements, drawings, specifications, data, databases, discoveries, developments, designs, and enhancements, business information, business plans, marketing materials and plans, technical or financial information, research and development plans, budgets, financial information, proposals, sketches, models, samples, computer programs and documentation, price lists, costs, supplier information, employee lists, employment and consulting agreements, personnel policies, the substance of agreements with customers, suppliers, vendors and others, marketing arrangements, customer lists, commercial arrangements, and any similar information, whether or not marked “Confidential,” “Proprietary” or “Trade Secret,” including all Third Party Information. “Third Party Information” means confidential or proprietary information received from a third party and that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.
(c)Exclusions. Confidential Information excludes information that: (i) is in or enters the public domain, through no fault of Consultant; or (ii) has been disclosed by the Company to a third party without restriction; or (iii) is known to the general public through publication or otherwise; or (iv) is already known to the Consultant at the time of its disclosure by the Company; or (v) is independently developed by Consultant without use of or reference to the Company’s Confidential Information.
(d)Non-Disclosure. Consultant acknowledges the confidential and proprietary nature of the Confidential Information and agrees, except as expressly authorized or permitted under this Agreement, (i) to hold the Company’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Consultant employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information to any third person, and (iii) not to make any use whatsoever of such Confidential Information, except as required in order to perform the Services.
(e)Non-Compete. During the Term, Consultant: (i) will have access to and knowledge of Confidential Information; and (ii) the Services rendered by Consultant to the Company are key services. To protect the Company’s Confidential Information and business, and because of the key technical work performed by Consultant for the Company, Consultant agrees that during the Term, the Consultant will not work as employee or consultant for vertical take-off and landing aircraft of using one or more ducted fans for vertical take-off and landing anywhere in the world, directly or indirectly engage during this contract period, a “Restricted Business” (as defined below), as an employee, equity owner, consultant, proprietor, partner, or director. Ownership of less than one percent (1%) of the outstanding voting stock of a publicly traded corporation will not be a violation of this Section 4(e).
Consultant agrees and acknowledges that (i) the time and geographic limitations on the restrictions in this Section 4(e) are reasonable, (ii) this Section 4(e) is reasonably necessary for the protection of Company’s Confidential Information, (iii) through the performance of Services the Consultant shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value. If any restriction set forth in this Section 4(e) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or too great of a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, and geographic area as to which it may be enforceable, and any such decision of invalidity or unenforceability in any jurisdiction shall not invalidate or render such provision unenforceable in any other jurisdiction.
(f)As used in this Section 5(f), “Restricted Business” shall mean the development, design, manufacturing, marketing or sales of manned or unmanned vertical take-off and landing aircraft of any size or weight using one or more rotating ducted fans for both forward cruise and vertical take-off and landing, anywhere in the world.
Consultant acknowledges that its experience and capabilities are such that Consultant’s breach of the obligations under this Agreement, including but not limited to this Section 4 cannot be reasonably or adequately compensated in damages in an action at law. If Consultant breaches or threatens to breach any provisions of this Agreement, the Consultant agrees that the Company shall be entitled to an injunction, without bond or other security, enjoining and restraining Consultant, or its affiliates, associates, partners or agents, either directly or indirectly, from committing such breach. The Company’s right to an injunction shall be cumulative and not limit its right to any other remedies, including damages.
6.INDEMNIFICATION:
(a)Indemnification by the Consultant. Consultant hereby indemnifies and agrees to hold the Company and its affiliates (including any and all officers, directors, employees and agents) harmless from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses)(collectively “Losses”) which are caused by or arise out of Consultant’s fraud, gross negligence or willful misconduct.
(b)Indemnification by the Company. The Company hereby agrees to indemnify Consultant from any and against any Losses which are caused by or arise out of Consultant’s performance of the Services to the Company pursuant to this Agreement; provided, however, Consultant shall not be entitled to indemnification for any Losses that are the result of (i) any breach by Consultant of this Agreement, or (ii) acts or omissions of Consultant that would constitute fraud, gross negligence or willful misconduct.
7.GENERAL PROVISIONS:
(a)Covenants. If the Consultant’s engagement hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of both Parties. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
(b)Binding Effect; Delegation of Duties Prohibited. The duties and covenants of the Consultant under this Agreement, being personal, may not be delegated.
(c)Entire Agreement; Amendments. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior consulting agreements and understandings, oral or written, between the Parties hereto with respect to the subject matter hereof, except for any Non-Disclosure Agreement executed between the Parties, which shall remain in effect in accordance with its terms. This Agreement may not be amended orally, but only by an agreement in writing signed by both Parties.
(d)Governing Law; Forum and Venue. This Agreement shall be construed according to the law of the State of Colorado and any actions to enforce the terms of this Agreement shall be exclusively brought in either state or federal court in Denver, Colorado. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The prevailing Party in any such action shall be entitled to recover its attorney’s fees and all costs of any such action.
(e)Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(f)Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronic signatures shall be considered an original signature.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

XTI Aircraft Company By: /s/ Michael Hinderberger Michael Hinderberger, CEO	Waymaker Capital, LLC By: /s/ Scott Pomeroy Scott Pomeroy Managing Director

EXHIBIT A
SERVICES
Consultant shall serve in the capacity of Chief Financial Officer, shall report directly to the Company’s CEO, and shall provide services to XTI as follows:
1.Lead formulation and implementation of the Company’s financing strategy, described as: (a) raising a minimum of $10 million in the form of equity investments in the Company in the near-term (the “Offering”); (b) raising up to $50 million for the assembly and flight tests of the Company’s first full-scale piloted prototype of the TriFan 600 by mid-2023; and (c) exploring merger opportunities with publicly-listed companies, including [***].
2.Provide guidance and direction to the Company in defining the “message” to potential investors and merger candidates and provide guidance on marketing materials to be provided to them, and participate with the Company’s management in such meetings and presentations.
3.Assist the Company’s CEO and General Counsel in developing letters of intent or MOUs with potential Investors in the Offering.
4.Supervise the Company’s Vice President of Finance, including with respect to filings with government agencies and the Company’s operational systems (payroll, stock option plan, and other systems).
5.Identify and introduce the Company to third parties which Consultant determines, in his sole discretion, are potential investors in the Offering.
6.Provide reports to the CEO and to the Company’s Board of Directors, as reasonably requested from time-to-time regarding Consultant’s services.
7.Perform the above services consistent with the Company’s desire to enter into one or more binding agreements related to the Offering by October 31, 2022, and to close such transactions and the Offering by November 30, 2022.
The services described in this Exhibit A shall be collectively referred to herein as the “Services”.